EXHIBIT 11

                      CENTRAL PARKING CORPORATION

                   COMPUTATION OF EARNINGS PER COMMON
                      AND COMMON EQUIVALENT SHARES

         For the years ended September 30, 1996, 1995, and 1994

            (Amounts in thousands, except per share amounts)

                                         1996           1995            1994
Primary earnings per Common and
  Common Equivalent Share:

  Net earnings                          $13,836        $ 9,944         $ 8,964

Shares used in the computation (a):

Weighted average Common shares
  outstanding                            17,376         15,372          15,372
Dilutive effect of Common stock
  equivalents                               115              -               -

Shares used in earnings per Common and
  Common equivalent share computation    17,491          15,372         15,372

Primary earnings per Common and
  Common equivalent share:

  Net earnings                          $  0.79         $  0.65        $  0.58

Fully diluted earnings per Common and
  Common equivalent share:

  Net earnings                          $13,836         $ 9,944        $ 8,964

Shares used in the computation (a):

  Weighted average Common shares
    outstanding                          17,376          15,372         15,372
  Dilutive effect of Common stock
    equivalents                             146               -              -

Shares used in earnings per Common and
  Common equivalent share computations   17,522          15,372         15,372


Fully diluted earnings per common and
  Common equivalent share:

  Net earnings                           $ 0.79          $ 0.65         $ 0.58



(a) Reflects the recapitalization, initial public offering of shares, and subsequent stock split of the Company described in Note 9 to the Consolidated Financial Statements.